Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into by and among Federated Investors, Inc. (hereinafter “Federated”), Federated Investment Management Company, Federated Global Investment Management Corp., Federated Investment Counseling, Federated Advisory Services Company, Passport Research Ltd., Federated Equity Management Company of Pennsylvania, Passport Research II, Ltd. (hereinafter referred to collectively and individually, along with their affiliated companies, as “Federated Advisors”) (all also collectively referred to herein as “Federated”), having their place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779, and Keith M. Schappert (hereinafter “Mr. Schappert”), an individual residing at 1234 Bennington Avenue, Pittsburgh, PA 15217.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and the benefits to be derived herefrom, and intending to be legally bound hereby, Federated, Federated Advisors and Mr. Schappert enter into this Agreement as of the date of its execution by Mr. Schappert, and agree as follows:

1.     Resignation as Officer and Director

Mr. Schappert has elected to resign as President and Chief Executive Officer of Federated Advisors and as Vice President of Federated effective as of January 27, 2006, his decision to resign is irrevocable, and his resignation is accepted by Federated. The parties mutually agree that Mr. Schappert’s service as an officer/director/trustee of Federated Advisors also ends effective as of January 27, 2006, and Mr. Schappert does hereby resign those positions effective as of that date, his decision to resign is irrevocable, and his resignation is accepted by Federated Advisors.

2.    Duties and Responsibilities

On January 27, 2006, Mr. Schappert and J. Christopher Donahue, President and Chief Executive Officer of Federated, agreed to Mr. Schappert’s decision to resign from Federated and Federated Advisors; and that Mr. Schappert would no longer have day-to-day duties or responsibilities for Federated in his position as President and Chief Executive Officer of Federated Advisors or otherwise; and that Mr. Schappert would assist in the orderly transition of his duties and responsibilities to the person(s) identified to fulfill those duties and responsibilities; and that Mr. Schappert would make himself available to consult with Mr. Donahue or his designees on the business, strategy and affairs of Federated and Federated Advisors from and after January 27, 2006 through March 17, 2006 (the “Consulting Period”). During the Consulting Period, Mr. Schappert no longer has need for nor access to his office at Federated Investors Tower during normal business hours and will have access to his office at Federated between the hours of 6:00 p.m. and 8:00 a.m., Monday through Friday, and 9.00 a.m. to 5.00 p.m. on Saturday and Sunday. During the Consulting Period, Mr. Schappert’s secretary, Susan Hill, will continue to be available to Mr. Schappert, by telephone and electronic communication, to assist him with fulfilling his consulting responsibilities, and with his business and personal affairs. During the Consulting Period, Mr. Schappert will continue to be able to access, from an off-site location, the computer he has had access to while employed by Federated, although Federated may take necessary precautions to limit Mr. Schappert’s access to, and Mr. Schappert agrees not to access, Federated’s confidential information now that Mr. Schappert is no longer fulfilling the day-to-day duties and responsibilities as the President and Chief Executive Officer of Federated Advisors. Mr. Schappert agrees to complete and timely file any reports or statements required to be filed by law or by Federated policies and to comply with all Federated policies applicable to him.

3.    Consideration for This Agreement

In consideration for this Agreement, Federated will pay the following to Mr. Schappert, on the following terms:

(a) For purposes of the severance payment consisting of two (2) equal payments totaling $700,000, minus all required deductions (“Base Severance Payments”), as set forth in the first full paragraph of page 5 of the letter between Federated and Mr. Schappert dated May 13, 2002 (“May 2002 Letter”), this resignation is treated as a termination of employment by Federated not for cause. Notwithstanding the payment provisions of the May 2002 Letter, the first such payment will be made not later than three (3) business days after the later of (a) the Effective Date of this Agreement, or (b) March 7, 2006, and the second payment will be made six (6) months after the date of the first such payment, which date of the second payment is anticipated to be on or before September 17, 2006, so long as Mr. Schappert has complied with his obligations hereunder, and under the May 2002 Letter (as modified in paragraph (c) below).

(b) Subject to paragraph (d) below, Mr. Schappert will remain as an employee of Federated during the Consulting Period. Federated will pay Mr. Schappert his regular salary during the Consulting Period and continue during the Consulting Period to provide Mr. Schappert with the employee benefits generally available to Federated employees.

(c) In additional consideration of this Agreement, Federated will pay to Mr. Schappert the additional gross sum of One Million Three Hundred Thousand ($1,300,000) Dollars, minus all required deductions (“Additional Severance Payment”). This amount shall be paid on the same date as the payment of the first of the two payments of the Base Severance

Payments. For and in consideration of this Agreement and solely as to the payment of the Base Severance Payments and Additional Severance Payment, and not as to any other purpose, reason, or payment, Federated further agrees that the limitations on Mr. Schappert contained in the first sentence of the eighth paragraph on page 4 of the May 2002 Letter, which reads:

During your employment, plus an additional six (6) month period thereafter, you agree that you will not, for yourself or on behalf of any other person or entity, directly or indirectly, (a) compete with Federated; or (b) solicit, attempt to obtain business from or do business with or service any Federated customer or potential customer.

are of no further force or effect. Mr. Schappert specifically acknowledges and affirms that all other provisions of the documents referenced in paragraphs 4 (a), (b), (e) and (f) below, remain in full force and effect according to their terms. Mr. Schappert acknowledges and agrees that he waives, releases and forfeits any and all rights to any and all money, stock, options or any other benefit under any other agreement between him and Federated, including, but not limited to, any and all rights to vested or unvested, earned or unearned, stock or options under the agreements set forth in paragraphs 4(c) and (d). Federated will repurchase the 40,000 shares of Restricted Stock provided for in the agreement described in paragraph 4(c) at a price of $3.00 per share, and Mr. Schappert agrees that he will sell them to Federated at that price, and will execute the Irrevocable Stock Power, attached hereto and marked as Exhibit “A,” and return it to Federated simultaneous with his return of this Agreement executed by him. Mr. Schappert acknowledges and agrees that no payment to him due under this Agreement will be made by Federated until it receives such Irrevocable Stock Power, properly executed by Mr. Schappert.

(d) Further, Mr. Schappert and Federated agree that, upon the Effective Date of this Agreement, if it is before March 17, 2006, the Consulting Period will terminate, and Mr. Schappert’s employment with Federated terminates as of such Effective Date, but Federated will then pay Mr. Schappert a gross amount equal to the balance of his regular salary for the period of January 27, 2006 and March 17, 2006 that remains unpaid as of the Effective Date. However, Mr. Schappert and Federated specifically agree that his last day of employment under the Consulting Period and this paragraph will be no earlier than March 7, 2006.

(e) Upon fulfillment of the promises set forth in (a), (b), (c) and (d) above, Federated and Federated Advisors will have no further obligation to make any payment of salary, bonus, compensation, severance or benefits of any kind or nature except that the parties’ agreements and promises contained in the documents referenced in paragraphs 4(a), (b), (e) and (f) below, except as specifically amended herein, remain in full force and effect according to their terms.

4.    Other Agreements

Except as may be modified by this Agreement, the following agreements between Federated, Federated Advisors and/or Mr. Schappert remain in full force and effect according to their terms:

(a)	Letter between Federated and Mr. Schappert dated May 13, 2002, as modified by paragraph 3 of this Agreement.

(b)	Agreement regarding Confidential Information dated February 5, 2002.

(c)	Amended and Restated 2003 Restricted Stock Award Agreement dated September 20, 2004.

(d)	2002 Employee Stock Option Agreement dated February 4, 2002.

(e)	2002 Executive Stock Option Agreement dated December 18, 2002.

(f)	Bonus Restricted Stock Program Award Agreement dated March 4, 2005.

The Agreements referenced in (c) and (d) above shall, as of the Effective Date, be of no further force or effect.

5.    No Additional Obligations of Federated

This Agreement sets forth the entire obligation of Federated and Federated Advisors to provide salary, incentive compensation, severance, termination pay, bonus, pension, health, hospitalization and major medical insurance, dental insurance, group-life insurance, disability insurance, vacation, sick pay, holiday pay, compensation or benefits of any kind to Mr. Schappert; Federated and its affiliated companies shall have no other obligations to provide any other benefits to Mr. Schappert except as otherwise expressly provided herein or in the documents set forth in paragraphs 4(a), (b), (e) and (f); and Mr. Schappert acknowledges that the performance by Federated and Federated Advisors of their obligations under this Agreement shall be in full discharge of any and all obligations that Federated and Federated Advisors may have to Mr. Schappert, or for his benefit, for salary, incentive compensation, severance, termination pay, bonus, pension, health, hospitalization and major medical insurance, dental insurance, group-life insurance, disability insurance, vacation, sick pay, holiday pay, consulting pay, compensation or benefits of any kind under any employment agreement or otherwise. Nothing contained herein, nevertheless, shall be interpreted or construed to limit or reduce Mr. Schappert’s right to receive his accrued and vested benefits from the Federated Profit Sharing/401(k) Plan. Nor shall anything contained herein be interpreted or construed as a waiver by Mr. Schappert of, or limitation upon, his rights to continue medical benefits coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

6.    Releases of Claims

As a material inducement to Federated and Federated Advisors to enter into this Agreement, except for the performance by Federated and Federated Advisors of their obligations under this Agreement, Mr. Schappert irrevocably and unconditionally releases, acquits, and forever discharges Federated, Federated Advisors, and each of their affiliates, successors, assigns, and each of their past and present directors, officers, employees, agents, affiliates (and past and present directors, officers, employees and agents of such successors, assigns and affiliates)(collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees, costs actually incurred, and liquidated damages), of any nature whatsoever, known or unknown (collectively “Claims”), which he now has, owns, or holds or claims to have, own, or hold, or which he at any time hereafter may have, own or hold, or claim to have, own or hold, against Releasees, from the beginning of time to the later of (a) the Effective Date of this Agreement, or (b) March 7, 2006, if that date is his last day of employment under paragraph 3(d). Without limitation of the foregoing, this general release includes any Claims relating to (i) the employment of Mr. Schappert by Federated or Federated Advisors or any of its affiliated companies, (ii) his resignation from or the cessation of such employment, (iii) the payment to him of any compensation, salary, bonus, benefit or payment of any kind, (iv) any Claims arising from any contract or agreement (including any contract or agreement between him and Federated, except those expressly remaining in force under paragraph 3(c) of this Agreement), and (v) the alleged violation by Federated, Federated Advisors or any Releasee of any federal, state or local statutes, ordinances or common laws, including, but not limited to, the Civil Rights Act of 1866; the Civil Rights Act of 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act of 1974; Executive Order 11246; the Veterans Reemployment Statutes; the

Family Medical Leave Act; the Sarbanes Oxley Act of 2002; the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Human Relations Act; or Chapters 651-659 of the Pittsburgh Code, all as amended.

7.    Confidential Information

Mr. Schappert agrees to deliver to Federated and Federated Advisors, within seven (7) days of his execution of this Agreement, any Confidential Information obtained, developed, or received by him during the course of employment with Federated or Federated Advisors or in connection with his service as an officer/director/trustee of Federated or Federated Advisors. Mr. Schappert promises and agrees not to disclose, either directly or indirectly, in any manner whatsoever without Federated’s written consent, any Confidential Information identified in the Agreement regarding Confidential Information dated February 5, 2002, unless compelled by subpoena, civil investigative demand, regulatory demand, or pursuant to applicable law to disclose Confidential Information or to produce documents or other things regarding said Confidential Information. In the event that Mr. Schappert is legally compelled to disclose any Confidential Information or any other information concerning Federated or Federated Advisors, Mr. Schappert shall seek a written opinion from reputable and experienced outside counsel that a specific disclosure is necessary in order for Mr. Schappert not to be in violation or default under an applicable law or order. Mr. Schappert agrees that he shall provide Federated and Federated Advisors with prompt notice of such request or requirement as well as a copy of such opinion together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of Federated and Federated Advisors concerning the nature and scope of the information Mr. Schappert proposes to disclose. Federated and Federated Advisors may seek an appropriate protective order or other remedy, may consult with Mr. Schappert with respect to taking steps to resist or narrow the scope of such request or legal process, or may waive compliance, in whole or in part, with the terms of this Agreement. Mr. Schappert agrees to cooperate fully with and not to oppose any action by Federated and Federated Advisors to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Federated and Federated Advisors waive compliance with the terms of this Agreement, Mr. Schappert may disclose only that part of the Confidential Information as he is advised by counsel in writing is legally required. In any such event, Mr. Schappert shall use his best efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment. Neither this provision nor this Agreement shall prohibit Mr. Schappert from cooperating or participating in any proceeding or matter before the U.S. Equal Employment Opportunity Commission, but he specifically waives and disclaims any right to receive any compensation or benefit therefrom, either individually or as part of a group or class.

8.    No Negative or Derogatory Comments

Mr. Schappert agrees to make no negative or derogatory comments, directly or by innuendo in any business or social setting, about (a) Federated or Federated Advisors (or any of their officers, employees, directors or trustees), (b) Federated’s or Federated Advisors’ business and investment practices and philosophies, or (c) the various mutual funds for which Federated or Federated Advisors provides services. Federated has discussed this matter with J. Christopher Donahue and told Mr. Donahue that while he remains employed by Federated or any of its affiliated companies, Mr. Donahue is to make no negative or derogatory comments, directly or by innuendo, about Mr. Schappert’s business practices and philosophies in any business or social setting.

9.    Future Assistance or Cooperation

Each party hereto promises and agrees to execute such other documents and to take such other actions as may be reasonably requested by the other party to carry out this Agreement. Further, Mr. Schappert promises and agrees that if Federated or Federated Advisors shall, in the future, require Mr. Schappert’s assistance or cooperation in preparation for, or the conduct of, litigation or any proceeding involving matters or events which occurred during Mr. Schappert’s employment by Federated or Federated Advisors or service as an officer/director/trustee of Federated Advisors, as to which Mr. Schappert’s knowledge or testimony may be important to Federated or Federated Advisors, Mr. Schappert shall furnish at mutually convenient times such assistance or cooperation to Federated or Federated Advisors as Federated or Federated Advisors shall reasonably request and as is within Mr. Schappert’s capability, provided that Federated or Federated Advisors shall reimburse Mr. Schappert for any reasonable expense Mr. Schappert incurs in furnishing such assistance and shall provide reasonable compensation for time expended on the matter by Mr. Schappert, except that no compensation shall be paid for testimony in any litigation or proceeding.

10.    No Admission

Mr. Schappert, Federated and Federated Advisors have decided that it is in his or its self-interest to enter into this Agreement. Each of the parties understands that this Agreement does not constitute an admission or acknowledgment of the other of them of any act or wrongdoing.

11.    Integration

This Agreement supersedes all prior negotiations and understandings with respect to the subject matter hereof; and this Agreement represents the entire understanding of the parties with respect to such subject matter. No termination, revocation, modification or amendment of this

Agreement shall be binding unless in writing and signed by the party against whom such termination, revocation, waiver, modification or amendment shall be asserted. However, Federated may, solely to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), modify the terms of this Agreement if it is determined that such terms would subject any payments or benefits hereunder to the additional tax and/or interest assessed under Section 409A of the Code. Notwithstanding, Mr. Schappert recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder or under other plans or arrangements applicable to him, and may impose upon him certain taxes or other charges for which he is and shall remain solely responsible.

12.    Governing Law

This Agreement is made and entered into in the Commonwealth of Pennsylvania; and all the terms and provisions hereof shall be interpreted and construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions, except to the extent federal law applies.

13.    Consideration of Agreement

Mr. Schappert acknowledges that he first received this Agreement on January 27, 2006, and acknowledges that he has had at least twenty-one (21) days within which to consider this Agreement before signing it. He acknowledges and agrees that any changes or modifications to it are and have been the result of good faith negotiations between him and Federated, and that any such modifications or changes, material or otherwise, do not and did not restart or affect in any manner the original twenty-one (21) day consideration period. Mr. Schappert acknowledges that for a period of seven (7) days after he signs this Agreement he may revoke or cancel it by written notification delivered to J. Christopher Donahue at his office in Federated Investors Tower, and that this Agreement will not become effective or enforceable until the day after the last day of that seven-day period, so long as there has not been such revocation by Mr. Schappert (“Effective Date”). Mr. Schappert further acknowledges that he has been advised to consult with an attorney before signing this Agreement, that he enters into this Agreement voluntarily, and that the Base Severance Payments are, and have at all times been, part of the consideration for this Agreement, and would not be due and payable to him except upon his entering into this Agreement.

Mr. Schappert acknowledges and agrees that if he does not accept this Agreement by signing it, and the Irrevocable Stock Power, and returning executed originals of them to Mr. Donahue so that they are received by 5:00 p.m. E.S.T. on March 17, 2006, this Agreement will be considered automatically withdrawn with no further action by Federated required.

WITNESS:

/s/ Susan B. Hill	/s/ Keith M. Schappert
March 7, 2006	Keith M. Schappert Date of Signature by Mr. Schappert: 3/5/06

FEDERATED INVESTORS, INC.

	By:	/s/ J. Christopher Donahue
	Title:	President & CEO

FEDERATED INVESTMENT MANAGEMENT COMPANY

	By:	/s/ John B. Fisher
	Title:	President & CEO

FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP.

By:	/s/ John B. Fisher
Title:	President & CEO

FEDERATED INVESTMENT COUNSELING

By:	/s/ John B. Fisher
Title:	President & CEO

FEDERATED ADVISORY SERVICES COMPANY

By:	/s/ John B. Fisher
Title:	President & CEO

PASSPORT RESEARCH LTD.

By:	/s/ John B. Fisher
Title:	President & CEO

FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

By:	/s/ John B. Fisher
Title:	President & CEO

PASSPORT RESEARCH II, LTD.

By:	/s/ John B. Fisher
Title:	President & CEO

2-24-06
Date of Signature of Federated Parties

Schappert Agreement

Exhibit A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned, Keith M. Schappert, does hereby irrevocably assign and transfer unto Federated Investors, Inc, a Pennsylvania corporation (the “Company”), all of the undersigned’s right, title and interest in the Forty Thousand (40,000) shares of the Class B Common Stock, no par value, of the Company issued to the undersigned pursuant to that Amended and Restated 2003 Restricted Stock Award Agreement dated September 20, 2004 and standing in the name of the undersigned on the books of the Company (the “Shares”). The undersigned further does hereby irrevocably constitute and appoint the Secretary or Assistant Secretary of the Company as agent and attorney-in-fact to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Witness: /s/ Susan B. Hill	/s/ Keith M. Schappert
Print Name: Susan B. Hill	Keith M. Schappert
Dated: March 7, 2006